EQ ADVISORS TRUST
Rule 10f-3 TRANSACTIONS SUMMARY
(SECURITIES PURCHASED IN AN OFFERING IN WHICH AN AFFILIATED UNDERWRITER PARTICIPATES)
"For the period October 1 - December 31, 2013"

  Underwriter    Commission
  from Whom Principal Amount of Aggregate Amount Purchase  Spread or
Fund Name Purchase Date Purchased Purchase by Advisor of Offering Price Profit Security Affiliated Underwriter

EQ/WELLS FARGO OMEGA GROWTH PORTFOLIO - WELLS CAPITAL 10/10/13 Barclays  "$22,000,000 " "$1,571,900,000 " $44.00  4.50% Antero Resources Wells Fargo Securities LLC

EQ/LARGE CAP GROWTH PLUS PORTFOLIO - WELLS CAPITAL 10/10/13 Barclays  "$22,000,000 " "$1,571,900,000 " $44.00  4.50% Antero Resources Wells Fargo Securities LLC

EQ/WELLS FARGO OMEGA GROWTH PORTFOLIO - WELLS CAPITAL 11/01/13 Barclays  "2,160,000" "$225,000,000 " $18.00  6.75% The Container Store (TCS) Wells Fargo Securities LLC

EQ/LARGE CAP GROWTH PLUS PORTFOLIO - WELLS CAPITAL 11/01/13 Barclays  "2,160,000" "$225,000,000 " $18.00  6.75% The Container Store (TCS) Wells Fargo Securities LLC

EQ/GLOBAL BOND PLUS PORTFOLIO - BLACKROCK 11/05/13 Barclays Capital Inc. "$75,000,000 " "$350,000,000 " $99.857  0.45% MidAmerican Energy Holding Company PNC Capital Markets LLC

EQ/FRANKLIN CORE BALANCED PORTFOLIO - BLACKROCK 11/05/13 Barclays Capital Inc. "$75,000,000 " "$350,000,000 " $99.857  0.45% MidAmerican Energy Holding Company PNC Capital Markets LLC

EQ/MORGAN STANLEY MID CAP GROWTH PORTFOLIO  11/07/13 Goldman Sachs "$130,000,000 " "$1,820,000,000" $26.00  3.25% Twitter Inc. Morgan Stanley

EQ/GLOBAL MULTI SECTOR EQUITY PORTFOLIO - MORGAN STANLEY 12/06/13 Bank of America Merrill Lynch HK "$10,259,261 " "$2,455,564,167" 3.58 HKD 2.50% "China Cinda Asset Management Co., Ltd." Morgan Stanley Asia Ltd

EQ/GLOBAL MULTI SECTOR EQUITY PORTFOLIO - MORGAN STANLEY 12/13/13 Goldman Sachs Asia "$7,065,747 " "$463,434,294" 13.56 HKD 2.30% China Conch Venture Holdings Ltd. Morgan Stanley Asia Ltd